Reading International Announces 1st Quarter 2010 Results

•   Revenue from operations for the 1st quarter 2010 at $58.2 million, up 23.5% over the 2009 quarter
•   Net Income of $353,000 for the 2010 quarter, compared to a net loss of $3.4 million in the 2009 quarter
•   EBITDA(1) of $7.9 million for the 2010 quarter, up 52.9% over the 2009 quarter
•   Net Worth increased to $111.7 million at March 31, 2010

Los Angeles, California, - (BUSINESS WIRE) – May 6, 2010 – Reading International, Inc. (NASDAQ: RDI) announced today results for its first quarter ended March 31, 2010.

First Quarter 2010 Highlights

•	our EBITDA(1) for the 2010 quarter was $7.9 million compared to $5.2 million in the 2009 quarter, an increase of 52.9%;

•	we continued to see local currency cinema revenue growth in both Australia and New Zealand, with Australia showing a 14.4% increase and New Zealand a 29.5% increase over the same quarter in 2009;

•	we further reduced our general and administrative expenses by 5.2% for the quarter compared to prior year;

•	our operating income for the quarter was $4.5 million compared to $1.9 million in 2009, an increase of $2.6 million or 137.4%;

•	our interest expense for the quarter showed a 29.5% reduction to $3.1 million from $4.4 million in the 2009 quarter;

•	primarily as a result of the stronger operating income, our stockholders’ equity has risen to $111.7 million at March 31, 2010 compared to $110.3 million at December 31, 2009.

First Quarter 2010 Discussion

Revenue from operations increased from $47.1 million in the 2009 quarter to $58.2 million in 2010, an $11.1 million or a 23.5% increase.  The cinema revenue increase of $10.4 million or 24.0% was driven by a $7.9 million increase in Australia and a $2.4 million increase in New Zealand.  In addition to the strong operational showing, both these increases were also positively affected by currency exchange movements between last year’s quarter and this year’s quarter.  The top 3 grossing films for the quarter in our circuit worldwide were: “Avatar,” “Alice in Wonderland,” and “Valentine’s Day,” which between them accounted for approximately 28.3% of our cinema box office revenue.  Real estate revenue was up by $662,000 from quarter to quarter, primarily as a result of the aforementioned positive currency exchange movements from last year’s quarter to this year’s quarter, offset by a reduction in live theatre rental income in the US.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

As a percentage of revenue, operating expense, at 78.4% in the 2010 quarter was flat with last year’s quarter.

General and administrative expense decreased by $229,000 or 5.2%, from $4.4 million in the 2009 quarter to $4.2 million in the 2010 quarter.  This decrease was primarily related to on-going cost cutting measures implemented worldwide and was achieved despite the negative pressure on expenses by the currency exchange movements between last year’s quarter and this year’s quarter.

Driven by the above factors our operating income for the quarter increased by $2.6 million to $4.5 million compared to $1.9 million in the same quarter last year.

Interest expense decreased by $1.3 million or 29.5%, from $4.4 million in the 2009 quarter, to $3.1 million in the 2010 quarter.  The decrease in interest expense during the 2010 quarter was primarily related to changes to our interest rate swaps combined with a lower debt balance, driven by our retirement of some of our Trust Preferred Securities, and somewhat lower interest rates for the 2010 quarter compared to the same period last year.

As a result of the above, we reported a net income of $353,000 for the 2010 quarter compared to a net loss of $3.4 million in the 2009 quarter, a $3.8 million positive change.

Our EBITDA (1) at $7.9 million for the 2010 quarter was $2.7 million higher than the 2009 quarter of $5.2 million.  There were no significant adjustments to EBITDA (1) in the 2010 quarter, however, adjusting 2009 for $746,000 related to a mark-to-market expense for our Becker available-for-sale shares, our adjusted EBITDA(1) for the 2009 quarter was $5.9 million.

This resulted in a growth in our adjusted EBITDA (1) of $2.0 million or 33.6%, from last year’s quarter to this year’s quarter.

On February 12, 2010, we entered into a lease for an approximately 33,000 square foot 8-screen art cinema to be built as a new Angelika branded theater in Merrifield VA.  This cinema is scheduled to open in late 2012.

Balance Sheet and Liquidity

Our total assets at March 31, 2010 were $405.4 million compared to $406.4 million at December 31, 2009.  The currency exchange rates for Australia and New Zealand as of March 31, 2010 were $0.9169 and $0.7098, respectively, and as of December 31, 2009, these rates were $0.8979 and $0.7255, respectively.  As a result, currency had minimal effect on the balance sheet at March 31, 2010 compared to December 31, 2009.

On February 12, 2010, Nationwide Theaters Corp. and Reading agreed to reduce the seller’s note, Nationwide Note 1, by $4.4 million pursuant to the original sale and purchase agreement.  This reduction in the note effectively adjusts the original purchase price of the Consolidated Cinemas by $4.4 million and has resulted in a reduction to goodwill.

On April 30, 2009, we entered into an agreement to purchase for $3.6 million (NZ$5.2 million) a property adjacent to our Manukau property.  An initial deposit of $26,000 (NZ$50,000) was paid upon signing of the agreement, a second deposit of $175,000 (NZ$258,000) was paid in the second quarter of 2009 and a third deposit of $531,000 (NZ$773,000) was paid in August 2009.  The fourth and final purchase payment of $2.9 million (NZ$4.1 million) was made on March 31, 2010.

Due to a perceived low price for our common shares during the first quarter of 2010, we purchased 62,375 shares for a total cost of $251,000.

Our cash position at March 31, 2010 was $26.5 million compared to $24.6 million at December 31, 2009.  Approximately $8.4 million of this cash is included in our Consolidated Entertainment subsidiary whose debt covenants with GE Capital limit the use of the cash outside of the subsidiary.

At the present time we have approximately $5.0 million (AUS$5.5 million) in undrawn funds under our Australian Corporate Credit Facility.  During May 2009, we extended the term of our New Zealand facility to March 31, 2012 and reduced the available borrowing amount to $31.9 million (NZ$45.0 million).  We did draw down on our facility in New Zealand to make the final payment of $2.9 million (NZ$4.1 million) on an additional purchase of property adjacent to our Manukau property.  As a result, we currently have undrawn funds of $18.1 million (NZ$25.5 million) available under our line of credit in New Zealand.

Accordingly, we believe that we have sufficient borrowing capacity under our Australian Corporate Credit Facility and our New Zealand line of credit to meet our anticipated short-term working capital requirements.

Our working capital at March 31, 2010 shows a negative $10.2 million and compared to a negative $16.2 million at December 31, 2009, driven by our ability to close on the refinancing of our Union Square loan on April 30, 2010, thus moving the loan from current to long-term on our March 31, 2010 balance sheet.  See Subsequent Events below.  In late 2009, we reached a verbal agreement with our related party lender on the 2 loans that make up the $14.0 million that became current on December 31, 2009.  We are currently in the process of documenting this verbal agreement, whose revised terms call for a partial repayment in 2010 and a deferral of the remainder through a date in 2013.  Once documented, it will be reviewed by our Conflicts Committee, as Mr. James J. Cotter, our chairman, chief executive officer and controlling shareholder is the managing partner of Sutton Hill Capital, L.L.C., the related party lender.

Stockholders’ equity was $111.7 million at March 31, 2010 compared to $110.3 million at December 31, 2009.

Based upon the current levels of the consolidated operations, further anticipated cost savings and future growth, we believe our cash flow from operations, together with both the existing and anticipated lines-of-credit and other sources of liquidity, will be adequate to meet our anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, and other operating needs.

Subsequent Events

Union Square Loan

On April 30, 2010, we refinanced the loan secured by our Union Square property with another lender.  The new loan in the amount of $7.5 million has a five-year term with a fixed interest rate of 5.92% per annum and an amortization payment schedule of 20 years and a balloon payment of approximately $6.4 million at the end of the five years.

Mackie Litigation

On April 16, 2010, a decision in favor of Mackie was rendered, finding us responsible to pay fees to Mackie in the amount of $917,000 (AUS$1.0 million) plus interest.  We currently estimate interest to be approximately $484,000 (AUS$528,000).  It is also possible that the court will order us to pay a proportion of Mackie Group's costs of the proceeding.  We are currently considering whether to appeal that decision.  We have accrued $1.4 million (AUS$1.5 million) associated with this judgment against us.

Blythe Township

In 1996 we sold our interest in certain coal property located in Blythe Township Pennsylvania for $525,000, plus certain royalty rights tied to the amount of coal realized from mining operations on the property.  Our interest in that coal property was subject to certain adverse claims, which resulted in litigation to which we were not a party and our sale arrangement provided that the purchase price was subject to repayment (in whole or in part) depending upon the resolution of that litigation.  Accordingly, we have through the end of the March quarter reserved 100% of that purchase price.  That litigation has now been resolved, and as a result, we will be taking the $525,000 portion of the purchase price into income in our June quarter.  Since the coal is located under an existing municipal reservoir, we have to date assigned no value to the royalty interest.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com); and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235-2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net (Loss) Income
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended March 31,
	2010	2009

Revenue	$58,150	$47,079
Operating expense
Cinema/real estate	45,562	36,914
Depreciation and amortization	3,904	3,844
General and administrative	4,206	4,435

Operating income	4,478	1,886

Interest expense, net	(3,097)	(4,390)
Other expense	(231)	(300)
Income tax expense	(582)	(351)
Net income attributable to noncontrolling interest	(215)	(238)

Net income (loss)	$ 353	$(3,393)

Basic and diluted earnings (loss) per share	$ 0.02	$ (0.15)

EBITDA*	$7,936	$ 5,192

EBITDA* change	$2,744

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended March 31,
	2010	2009

Net income (loss)	$353	$(3,393)
Add: Interest expense, net	3,097	4,390
Add: Income tax provision	582	351
Add: Depreciation and amortization	3,904	3,844

EBITDA	$7,936	$5,192

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Revenue
Cinema	$53,846	$43,437
Real estate	4,304	3,642
Total operating revenue	58,150	47,079
Operating expense
Cinema	43,295	33,960
Real estate	2,267	2,954
Depreciation and amortization	3,904	3,844
General and administrative	4,206	4,435
Total operating expense	53,672	45,193

Operating income	4,478	1,886

Interest income	283	517
Interest expense	(3,380)	(4,907)
Other loss	(582)	(795)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	799	(3,299)
Income tax expense	(582)	(351)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	217	(3,650)
Equity earnings of unconsolidated joint ventures and entities	351	495
Net income (loss)	$568	$(3,155)
Net income attributable to noncontrolling interest	(215)	(238)
Net income (loss) attributable to Reading International, Inc. common shareholders	$353	$(3,393)

Basic and diluted earnings (loss) per share attributable to Reading International, Inc. common shareholders	$0.02	$(0.15)
Weighted average number of shares outstanding – basic	22,711,058	22,573,737
Weighted average number of shares outstanding – dilutive	22,758,421	22,573,737

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)
	March 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$26,548	$24,612
Receivables	7,629	9,458
Inventory	811	860
Investment in marketable securities	3,393	3,120
Restricted cash	117	321
Prepaid and other current assets	3,395	3,078
Total current assets	41,893	41,449

Property held for and under development	82,482	78,676
Property & equipment, net	200,393	200,749
Investment in unconsolidated joint ventures and entities	9,760	9,732
Investment in Reading International Trust I	838	838
Goodwill	32,933	37,411
Intangible assets, net	22,004	22,655
Other assets	15,080	14,907
Total assets	$405,383	$406,417

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$14,941	$14,943
Film rent payable	5,178	7,256
Notes payable – current portion	4,730	7,914
Note payable to related party – current portion	14,000	14,000
Taxes payable	6,646	6,140
Deferred current revenue	6,345	6,968
Other current liabilities	219	457
Total current liabilities	52,059	57,678
Notes payable – long-term portion	180,299	177,166
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	6,935	6,968
Deferred non-current revenue	642	577
Other liabilities	25,842	25,852
Total liabilities	293,690	296,154
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized, 35,789,473 issued and 21,248,823 outstanding at March 31, 2010 and 35,610,857 issued and 21,132,582 outstanding at December 31, 2009	215	215
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at March 31, 2010 and at December 31, 2009	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued or outstanding shares at March 31, 2010 and at December 31, 2009	--	--
Additional paid-in capital	134,144	134,044
Accumulated deficit	(63,032)	(63,385)
Treasury shares	(3,765)	(3,514)
Accumulated other comprehensive income	42,827	41,514
Total Reading International, Inc. stockholders’ equity	110,404	108,889
Noncontrolling interests	1,289	1,374
Total stockholders’ equity	111,693	110,263
Total liabilities and stockholders’ equity	$405,383	$406,417